Exhibit 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact:	Dave Prichard
608.278.6141

Spectrum Brands Holdings Sets Date
 for 2011 Annual Meeting of Stockholders

Madison, WI, December 9, 2010 – Spectrum Brands Holdings, Inc. (NYSE: SPB) announced today its 2011 Annual Meeting of Stockholders will be held at a location to be determined in New York, New York on Tuesday, March 1, 2011, beginning at approximately 8:00 a.m. EST, or such earlier start time as the Company may announce in its definitive proxy materials.  The record date for the meeting will be announced in the Company’s definitive proxy materials, which the Company intends to distribute to its stockholders on or before January 28, 2011.  To be timely, any Notice of Business pursuant to the Company’s by-laws with respect to the 2011 Annual Meeting of Stockholders must be received by December 19, 2010.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of market-leading and widely trusted brands are Rayovac®, Remington®, Varta®, George Foreman®, Black&Decker Home®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®.  Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings generated net sales of $3.1 billion from continuing operations in fiscal 2010.  For more information, visit www.spectrumbrands.com.

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